UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 6, 2013

Date of report (Date of earliest event reported)

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1110 W. Commercial Boulevard, Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2013, Bradley I. Meier notified the Board of Directors (“Board”) of Universal Insurance Holdings, Inc. (“Company”) that he will resign as Chairman, President and Chief Executive Officer of the Company to pursue other opportunities outside the residential homeowners insurance industry. Mr. Meier’s resignation will be effective as of February 22, 2013. There was no disagreement or dispute between Mr. Meier and the Company which led to his decision to resign.

Mr. Meier and the Company entered into a Founder and Adviser Agreement, effective as of February 22, 2013 (“Adviser Agreement”). The Adviser Agreement replaces Mr. Meier’s prior employment agreement with the Company and provides that Mr. Meier shall continue to serve as an employee of the Company to provide advisory and consulting services to the successor chief executive officer and the Board and its committees. Among other things, Mr. Meier’s duties include providing financial consulting services to the Investment Committee and assistance in connection with the negotiation and implementation of the Company’s annual reinsurance program arrangements. Mr. Meier will not perform any policy-making function for the Company and will not seek or have access to material nonpublic information about the Company not otherwise known to him as of the effective date of the Adviser Agreement. Mr. Meier and the Company have also stipulated that Mr. Meier’s level of services will be approximately 20% or less than his level of services performed as President and Chief Executive Officer.

The Adviser Agreement shall be effective through December 31, 2015, unless earlier terminated in accordance with its terms. Mr. Meier may resign and terminate the Adviser Agreement upon 60 days prior written notice to the Board. In the event the Company terminates the Adviser Agreement prior to expiration of the term, the Company shall continue to make all payments due to Mr. Meier thereunder for the remainder of the term, provided that the Company shall not be required to make such payments in the event of a termination by the Company for cause or Mr. Meier’s voluntary termination or death.

During the term, Mr. Meier shall be paid an annual base salary of $575,000 and shall receive health and welfare benefits, an automobile allowance, a mobile phone allowance and reimbursement for travel and related expenses. Mr. Meier will also receive payment of his accrued vacation time in two installments in accordance with his prior employment agreement, but will not accrue any additional vacation time under the Adviser Agreement.

The Adviser Agreement includes confidentiality, non-competition, non-solicitation and non-disparagement provisions and other customary terms and includes undertakings by the Company to facilitate the resale of Company common stock owned by Mr. Meier.

The preceding summary of the Adviser Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Adviser Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

It is expected that Sean P. Downes will become President and Chief Executive Officer of the Company. Mr. Downes, age 43, has been the Company’s Senior Vice President, Chief Operating Officer and a director since January 2005, and Chief Operating Officer and a director of Universal Property & Casualty Insurance Company, a wholly owned subsidiary of the Company, since July 2003. Mr. Downes was Chief Operating Officer of Universal Adjusting Corporation, a wholly owned subsidiary of the Company, from July 1999 to July 2003. During that time Mr. Downes created the Company’s claims operation. Before joining the Company in July 1999, Mr. Downes was Vice President of Downes and Associates, a multi-line insurance adjustment corporation.

It is further expected that Jon W. Springer will become Chief Operating Officer of the Company. Mr. Springer, age 43, has been the Executive Vice President of Blue Atlantic Reinsurance Corporation, a wholly owned subsidiary of the Company, since June 2006. Before joining Blue Atlantic Reinsurance Corporation, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office.

Item 7.01	Regulation FD Disclosure

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K information contained in the press release filed as Exhibit 99.1 to this report. The information furnished pursuant to, and incorporated by reference in, this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The forward-looking statements in this Current Report on Form 8-K include statements regarding management succession matters. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results or events could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended September 30, 2012.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1	Founder and Adviser Agreement, dated February 6, 2013, by and between Mr. Bradley Meier and the Company

99.1	Press release, dated February 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 7, 2013	UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ George R. De Heer
George R. De Heer
Chief Financial Officer